Exhibit 10.2

NON-EXECUTIVE OFFICERS

[Form of]

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (“the Agreement”) between Tidewater Inc., a Delaware corporation (the “Company”), and [                                        ] (the “Employee”) is dated effective as of             , 2007 (the “Effective Date”).

ARTICLE I

CERTAIN DEFINITIONS

1.1 Affiliate Defined. “Affiliate” (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

1.2 Beneficial Owner Defined. “Beneficial Owner” (and variants thereof), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security.

1.3 Cause Defined. “Cause” shall mean:

(a) the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Company or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the board of directors of the Company (the “Board”) which specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties, or

(b) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or based upon the advice of counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company or its Affiliates. The cessation of employment of the Employee shall not be deemed to be for Cause unless his action or inaction meets the foregoing standard and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the

Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in subparagraph (a) or (b) above, and specifying the particulars thereof in detail.

1.4 Change of Control Defined. “Change of Control” shall mean:

(a) the acquisition by any Person of Beneficial Ownership of 30% or more of the outstanding shares of the Company’s Common Stock, $0.10 par value per share (the “Common Stock”) or 30% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this subsection (a), the following shall not constitute a Change of Control:

(i) any acquisition (other than a Business Combination which constitutes a Change of Control under Section 1.4(c) hereof) of Common Stock directly from the Company,

(ii) any acquisition of Common Stock by the Company or its subsidiaries,

(iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv) any acquisition of Common Stock by any corporation pursuant to a Business Combination which does not constitute a Change of Control under Section 1.4(c) hereof; or

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c) consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination,

(i) the individuals and entities who were the Beneficial Owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation (as defined in Section 1.10 hereof), and

(ii) except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.5 Code Defined. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6 Company Defined. “Company” shall mean Tidewater Inc. (as heretofore defined), and shall include any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets and/or business of the Company which assumes and agrees to perform this Agreement by operation of law, or otherwise.

1.7 Disability Defined. “Disability” shall mean a condition that would entitle the Employee to receive benefits under the Company’s long-term disability insurance policy in effect at the time either because he is totally disabled or partially disabled, as such terms are defined in the Company’s policy in effect as of the Effective Date or as similar terms are defined in any successor policy. If the Company has no long-term disability plan in effect, “Disability” shall occur if (a) the Employee is rendered incapable because of physical or mental illness of satisfactorily discharging his duties and responsibilities to the Company for a period of 90 consecutive days, (b) a duly qualified physician chosen by the Company and acceptable to the Employee or his legal representatives so certifies in writing, and (c) the Board determines that the Employee has become disabled.

1.8 Good Reason Defined. Any act or failure to act by the Company or its Affiliates specified in this Section 1.8 shall constitute “Good Reason” unless the Employee shall otherwise agree in writing:

(a) Any failure of the Company or its Affiliates to provide the Employee with the position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control. The Employee’s position, authority, duties and responsibilities after a Change of Control shall be considered commensurate in all material respects with Employee’s position, authority, duties and responsibilities prior to a Change of Control if after the Change of Control Employee holds an equivalent position with the Company, even if the Employee does not hold an equivalent position with the ultimate parent corporation that either directly or indirectly controls the Company or all or substantially all of the Company’s assets.

(b) The assignment to the Employee of any duties inconsistent in any material respect with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3.1(b) of this Agreement, or any other action that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied within 10 days after receipt of written notice thereof from the Employee to the Company;

(c) Any failure by the Company or its Affiliates to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt of written notice thereof from the Employee to the Company;

(d) The Company or its Affiliates requiring the Employee to be based at any office or location other than as provided in Section 3.1(b)(ii) hereof or requiring the Employee to travel on business to a substantially greater extent than required immediately prior to the Change of Control;

(e) Any purported termination of the Employee’s employment otherwise than as expressly permitted by this Agreement; or

(f) Any failure by the Company to comply with and satisfy Sections 4.1 (c) and (d) of this Agreement.

1.9 Person Defined. “Person” shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

1.10 Post-Transaction Corporation Defined. Unless a Change of Control includes a Business Combination (as defined in Section 1.4(c) hereof), “Post-Transaction Corporation” shall mean the Company after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” shall mean the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

1.11 Section 409A Defined. “Section 409A” shall mean Section 409A of the Code and all regulations and guidance issued thereunder.

ARTICLE II

STATUS OF CHANGE OF CONTROL AGREEMENTS

Notwithstanding any provisions thereof, this Agreement supersedes any and all prior agreements between the Company and the Employee that provide for severance benefits in the event of or following a Change of Control of the Company, as defined therein, and is effective as of the Effective Date.

ARTICLE III

CHANGE OF CONTROL BENEFIT

3.1 Employment Term and Capacity after Change of Control. (a) This Agreement shall commence on the Effective Date and continue in effect through December 31, 2007, provided, however, that commencing on January 1, 2008 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than March 31 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that notwithstanding any such notice by the Company not to extend, if a Change of Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect through the second anniversary of the Change of Control (such period following a Change of Control being referred to herein as the “Employment Term”), subject to any earlier termination of Employee’s status as an employee pursuant to this Agreement.

(b) After a Change of Control and during the Employment Term, (i) the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control and (ii) the Employee’s service shall be performed during normal business hours at the Company’s principal executive office, at its location at the time of the Change of Control, or the location where the Employee was employed immediately preceding the Change of Control or any relocation of the Company’s principal executive office to a location that is not more than 35 miles from such current location. Employee’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Employee’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control Employee holds an equivalent position in the Company.

3.2 Compensation and Benefits. During the Employment Term, Employee shall be entitled to the following compensation and benefits:

(a) Base Salary. The Employee shall receive an annual base salary (“Base Salary”), which shall be paid in at least monthly installments. The Base Salary shall initially be equal to 12 times the highest monthly base salary that was paid or is payable to the Employee, including any base salary which has been earned but deferred by the Employee, by the Company and its Affiliates with respect to any month in the 12-month period ending with the month that immediately precedes the month in which the Change of Control occurs. During the Employment Term, the Base Salary shall be reviewed at such time as the Company undertakes a salary review of his peer executives (but at least annually), and, to the extent that salary increases are granted to his peer executives of the Company (or have been granted during the immediately preceding 12-month period to his peer executives of any Affiliate of the Company), the Employee shall be granted a salary increase commensurate with any increase granted to his peer executives of the Company and its Affiliates. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. Base Salary shall not be reduced during the Employment Term (whether or not any increase in Base Salary occurs) and, if any increase in Base Salary occurs, the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased from time to time.

(b) Annual Bonus. In addition to Base Salary, the Employee shall be awarded, for each fiscal year ending during the Employment Term, an annual bonus (the “Bonus”) in cash in an amount at least equal to the average of the annual bonuses paid to the Employee with respect to the three fiscal years that immediately precede the year in which the Change of Control occurs under the Company’s annual bonus plan, or any comparable bonus under a successor plan. Each such Bonus shall be paid no later than two and one-half months following the end of the fiscal year for which the Bonus is awarded, unless the Employee shall elect to defer the receipt of such Bonus.

(c) Fringe Benefits. The Employee shall be entitled to fringe benefits (including, but not limited to, automobile allowance, reimbursement for membership dues, and air travel) commensurate with those provided to his peer executives of the Company and its Affiliates.

(d) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable agreements, policies, practices and procedures of the Company and its Affiliates in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to his peer executives of the Company and its Affiliates.

(e) Incentive, Savings and Retirement Plans. The Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to his peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Employee with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its Affiliates for the Employee under any agreements, plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to his peer executives of the Company and its Affiliates.

(f) Welfare Benefit Plans. The Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription drug, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to his peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Employee with benefits, in each case, less favorable than the most favorable of any agreements, plans, practices, policies and programs in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to his peer executives of the Company and its Affiliates.

(g) Office and Support Staff. The Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, commensurate with those provided to his peer executives of the Company and its Affiliates.

(h) Vacation. The Employee shall be entitled to paid vacation in accordance with the most favorable agreements, plans, policies, programs and practices of the Company and its Affiliates as in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to his peer executives of the Company and its Affiliates.

(i) Indemnification. If in connection with any agreement related to a transaction that will result in a Change of Control of the Company, an undertaking is made to provide the Board of Directors with rights to indemnification from the Company (or from any other party to such agreement), the Employee shall, by virtue of this Agreement, be entitled to the same rights to indemnification as are provided to the Board of Directors pursuant to such agreement. Otherwise, the Employee shall be entitled to indemnification rights on terms no less favorable to Employee than those available under the Certificate of Incorporation, bylaws or resolutions of the Company at any time after the Change of Control to his peer executives of the Company. Such indemnification rights shall be with respect to all claims, actions, suits or proceedings to which the Employee is or is threatened to be made a party that arise out of or are connected to his services at any time prior to the termination of his employment, without regard to whether such claims, actions, suits or proceedings are made, asserted or arise during or after the Employment Term.

(j) Directors and Officers Insurance. If in connection with any agreement related to a transaction that will result in a Change of Control of the Company, an undertaking is made to provide the Board of Directors of the Company with continued coverage following the Change of Control under one or more directors and officers liability insurance policies, then the Employee shall, by virtue of this Agreement, be entitled to the same rights to continued coverage under such directors and officers liability insurance policies as are provided to the Board of Directors. Otherwise, the Company shall agree to cover Employee under any directors and officers liability insurance policies as are provided generally at any time after the Change of Control to his peer executives of the Company.

3.3 Obligations upon Termination after a Change of Control.

(a) Termination by Company for Reasons other than Death, Disability or Cause or by Employee for Good Reason. If, after a Change of Control and during the

Employment Term, the Company terminates the Employee’s employment other than for Cause, death or Disability, or the Employee terminates employment for Good Reason, and any such termination constitutes a “separation from service” under Section 409A, then, subject to Sections 3.6 and 3.11,

(i) the Company shall pay to the Employee in a lump sum in cash on the first business day that is more than six months following the date of termination an amount equal to two times the sum of (x) the amount of Base Salary in effect pursuant to Section 3.2(a) hereof at the date of termination, plus (y) the average of the annual bonuses paid or to be paid to the Employee with respect to the immediately preceding two fiscal years. For purposes of calculating the annual bonuses paid or to be paid with respect to the preceding two fiscal years, (a) amounts deferred by the Employee from such bonuses into the 401(k) Savings Plan, Supplemental Savings Plan or similar plan of the Company shall be included, and (b) the aggregate amount of bonuses paid or due the Employee for services rendered during such two fiscal years shall be added to the balance of the Employee’s bonus bank (less the amount, if any, to be paid from the bonus bank for the most recent fiscal year bonus) and then such amount shall be divided by two;

(ii) the Company shall pay to the Employee in a lump sum in cash on the first business day that is more than six months following the date of termination of employment an amount calculated by multiplying the annual bonus that the Employee would have earned with respect to the entire fiscal year in which termination occurs, assuming the achievement at the target level of the objective performance goals established with respect to such bonus and the elimination of any subjective performance goals or evaluations otherwise applicable with respect to such bonus (including any amount that would be credited to the bonus bank for such year assuming achievement at the target levels), by the fraction obtained by dividing the number of days in such year through the date of termination by 365; provided, however, that, if the Employee has in effect a 401(k) plan deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to the fiscal year in which termination occurs, such lump sum payment shall be reduced by an amount equal to such percentage times the lump sum payment (which reduction amount shall be deferred in accordance with such election);

(iii) if, at the date of termination, the Company shall not yet have paid to the Employee (or deferred in accordance with any effective deferral election by the Employee) an annual bonus with respect to a completed fiscal year, the Company shall pay to the Employee in a lump sum in cash on the first business day that is more than six months following the date of termination of employment an amount determined as follows: (i) if the Compensation Committee of the Board shall have already determined the amount of such annual bonus, the greater of such amount, plus or minus any deductions from or additions to the bonus bank for such fiscal year, or the amount provided under Section 3.2(b) hereof shall be paid, and (ii) if the Compensation Committee shall not have already determined the amount of such annual bonus, the amount to be paid shall be the greater of the amount provided under Section 3.2(b) hereof or the annual bonus that the Employee would have earned with respect to such completed fiscal year, based solely upon the level of achievement of the objective performance goals established with respect to such bonus and the elimination of any subjective performance goals or evaluations otherwise applicable with respect to such bonus (including any amount that would be credited to the bonus bank based on such level of achievement); provided, however, that, if the Employee has in effect a 401(k) Savings Plan deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to such completed fiscal year, such lump sum payment shall be reduced by an amount equal to such percentage times the lump sum payment (which reduction amount shall be deferred in accordance with such election);

(iv) subject to the timing of payment limitations described in this Section 3.3(a)(iv), for a period of twenty-four (24) months following the date of termination of employment (the “Continuation Period”), the Company shall reimburse the Employee for the cost to continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits (including any benefit under any individual benefit arrangement that covers medical, dental or hospitalization expenses not otherwise covered under any general Company plan) provided (x) to the Employee at any time during the 120-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.3(a)(iv) during the Continuation Period shall be no less favorable to the Employee and his dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) or (y) above ; provided, however, in the event of the disability of the Employee during the Continuation Period, disability benefits shall not be paid for the Continuation Period but shall instead commence immediately following the end of the Continuation Period. In addition, if Employee has reached age 53 and has completed eight years of service at the time of a Change of Control, Employee shall automatically become vested in the post-retirement benefits provided under the Tidewater Group Welfare Benefits Plan (the “GWB Plan”) and be entitled to receive, following termination of employment with the Company, all benefits that would be payable to Employee under the GWB Plan or any successor plan of the Company or its Affiliates had the Employee retired from employment with the Company or one of its Affiliates on the later of the second anniversary of the Change of Control or the Employee’s date of retirement (as defined in the GWB Plan) from employment with the Company. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder. The Employee will be eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the end of the Continuation Period or earlier cessation of the Company’s obligation under the foregoing provisions of this Section 3.3(a)(iv) (or, if the Employee shall not be so eligible for any reason, the Company will provide equivalent coverage). Notwithstanding this subparagraph (iv), if any benefits provided to the Employee by the Company under this subparagraph (iv) are taxable to the Employee, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Employee pursuant to this subparagraph (iv) during the six month period following the date of termination of employment shall be limited to the amount specified by Internal Revenue Code §402(g)(1)(B) for the year of the date of termination of employment (e.g. $15,500 in 2007). The Employee shall pay the cost of any benefits that exceed the amount specified in the prior sentence during the six month period following the date of termination, and shall be reimbursed by the Company during the seventh month after the date of termination. Reimbursement for the continuation of disability and life insurance benefits shall not be made until the first business day that is more than six months following termination of employment. On such date the Employee shall be reimbursed for all expenses paid for such coverage during the preceding six months. The reimbursement of the cost of disability and life insurance and the reimbursement of the cost of taxable medical, dental and hospitalization benefits after the end of the period during which the Employee would be entitled to continuation coverage under the Company’s group health plan under Section 4980B of the Code (COBRA), and the reimbursement of any other taxable benefits provided under this subparagraph (iv), shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule, which requires that (1) the amount of benefits or reimbursements provided during one calendar year shall not affect the amount of benefits or reimbursements to be provided in any other calendar year, (2) the reimbursement of any eligible expense shall be made no later than the last day of the calendar year following the year in which the expense was incurred, and (3) the right to reimbursement or benefits hereunder is not subject to liquidation or exchange for another benefit.

(v) the Employee shall immediately become fully (100%) vested in his benefit (as such benefit may be increased pursuant to Sections 3.3(a) (vii) and 3.3(a)(viii) hereof) under each supplemental or excess retirement plan of the Company in which the Employee was a participant, including, but not limited to the Tidewater Inc. Supplemental Executive Retirement Plan (the “SERP”) , the Supplemental Savings Plan and any successor plans (collectively, the “Supplemental Plans”);

(vi) the Company shall pay to the Employee in cash in a lump sum on the first business day that is more than six months following the date of termination of employment an amount equal to the then present value of the actuarial equivalent of the additional benefits, if any, to which the Employee would be entitled under the Tidewater Inc. Pension Plan, the SERP and any other qualified or non-qualified defined benefit plan maintained by the Company and covering the Employee, regardless of the vesting requirements thereof, after giving the Employee, for purposes of calculating the benefits due Employee under such plans, full service credit for a two-year period following the Change of Control. The level of compensation used to calculate the payment provided in this Section 3.3(a)(vi) shall be based on actual final average pay;

(vii) the Company shall pay to the Employee in a lump sum in cash on the first business day that is more than six months following the date of termination of employment an amount equal to the amount of employer contributions that would have been made on the Employee’s behalf if the Employee had continued to participate in the Company’s Savings Plan, the Company’s Supplemental Savings Plan and any other qualified or non-qualified defined contribution plan maintained by the Company until the second anniversary of the Change of Control. Such contribution shall, in the case of a qualified plan, be calculated as if the Employee were fully vested and participating to the maximum extent permitted by such plan and, in the case of a non-qualified plan, be calculated on the same basis as the Employee was participating in such plans and, in all cases, be calculated on the basis of the Employee’s Base Salary (determined in accordance with Section 3.2(a) hereof) at the time of the Change of Control or at the date of termination, whichever is greater; and

(viii) to the extent that Employee is not fully vested in his accrued benefits under the Pension Plan, the Savings Plan or any other qualified plan maintained by the Company, at the time of termination of employment, the Company shall pay to the Employee in cash in a lump sum on the first business day that is more than six months following the date of termination of employment an amount in cash equal to the unvested but accrued benefits under such plans (calculated as the present value of the actuarial equivalent thereof in the case of any qualified defined benefit plan).

The payments and benefits provided in this Section 3.3(a) and under all of the Company’s employee benefit and compensation plans shall be without regard to any amendment made after any Change of Control to any such plan, which amendment adversely affects in any manner the computation of payments and benefits due the Employee under such plan or the time or manner of payment of such payments and benefits . After a Change of Control no discretionary power of the Board or any committee thereof shall be used in a way (and no ambiguity in any such plan shall be construed in a way) which adversely affects in any manner any right or benefit of the Employee under any such plan. No acceleration of payments and benefits provided herein shall be permitted, except that the Company may accelerate payment if permitted under Section 409A.

(b) Death. If, after a Change of Control and during the Employment Term, the Employee’s status as an employee is terminated by reason of the Employee’s death, this Agreement shall terminate without further obligation to the Employee’s legal representatives (other than those already accrued to the Employee), other than the obligation to make any payments due pursuant to employee benefit or compensation plans maintained by the Company or its Affiliates.

(c) Disability. If, after a Change of Control and during the Employment Term, the Employee’s status as an employee is terminated by reason of Employee’s Disability, this Agreement shall terminate without further obligation to the Employee (other than those already accrued to the Employee), other than the obligation to make any payments due pursuant to employee benefit or compensation plans maintained by the Company or its Affiliates.

(d) Cause. If, after a Change of Control and during the Employment Term, the Employee’s status as an employee is terminated by the Company for Cause, this Agreement shall terminate without further obligation to the Employee other than for obligations imposed by law and obligations imposed pursuant to any employee benefit or compensation plan maintained by the Company or its Affiliates.

(e) Voluntary Termination. If, after a Change of Control and during the Employment Term, the Employee voluntarily terminates his employment with the Company other than for Good Reason, this Agreement shall terminate without further obligation to the Employee other than for obligations imposed by law and obligations imposed pursuant to any employee benefit or compensation plan maintained by the Company or its Affiliates.

3.4 Accrued Obligations and Other Benefits. It is the intent of this Agreement that upon termination of employment for any reason following a Change of Control the Employee be entitled to receive promptly, and in addition to any other benefits specifically provided, (a) the Employee’s Base Salary through the date of termination to the extent not theretofore paid, (b) any accrued vacation pay, to the extent not theretofore paid, and (c) any other amounts or benefits required to be paid or provided or which the Employee is entitled to receive under any plan, program, policy, practice or agreement of the Company, subject to any requirement under Section 409A that, if such payment or benefit constitutes non-qualified deferred compensation such payment must be delayed for six months following termination of employment.

3.5 Stock Options and Restricted Stock. The foregoing benefits are intended to be in addition to the value of any options to acquire Common Stock of the Company or restricted stock the exercisability or vesting of which is accelerated pursuant to the terms of any stock option, incentive or other similar plan heretofore or hereafter adopted by the Company.

3.6 Excise Tax Provision. (a) Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any of the payments or benefits received or to be received by the Employee in connection with the Change of Control or the Employee’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the payments and benefits under Section 3.3(a) hereof, but excluding any payment to be made pursuant to this Section 3.6, being hereinafter referred to as the “Initial Payments”) will be subject (in whole or in part) to an excise tax imposed by section 4999 of the Code or any similar tax (the “Excise Tax”), the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of (i) any Excise Tax on the Initial Payments, (ii) any federal, state and local income and employment taxes on the Gross-Up Payment, (iii) any Medicare tax on the Gross-Up Payment, and (iv) the Excise Tax on the Gross-Up Payment, shall be equal to the Initial Payments.

(b) For purposes of determining whether any of the Initial Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Initial Payments shall be treated as “parachute payments” (within the meaning of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, (ii) all “excess parachute payments” within the meaning of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of the Code) in excess of the “Base Amount” (within the meaning set forth in the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination of the Employee’s employment (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 3.6), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Employee shall repay to the Company, within ten business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) by the end of the year following the year in which the Employee remits the related taxes, but no earlier than six months following the date of termination of employment. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Initial Payments.

(d) The Gross-Up Payment provided in this Section 3.6 shall be made on the first business day that is more than six months following the date of termination of employment (the “Payment Date”). In the event that the amount of the Gross-Up Payment so made exceeds the amount subsequently determined to have been due, then the Employee shall repay such amount to the Company on the tenth business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that any Gross-Up Payment is made pursuant to Section 3.6(a) (and at the time that any additional Gross-Up Payment is made pursuant to Section 3.6(c)), the Company shall provide the Employee with a written statement setting forth the manner in which any such payment was calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinion or advice which is in writing shall be attached to the statement).

3.7 Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Employee about the amount or timing of any payment pursuant to this Agreement) or which the Employee may reasonably incur in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided under this Agreement.

3.8 Set-Off; Mitigation. After a Change of Control, the Company’s and its Affiliates’ obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliates may have against the Employee or others; except that to the extent the Employee accepts other employment in connection with which he is provided health insurance benefits, the Company shall only be required to provide health insurance benefits to the extent the benefits provided by the Employee’s employer are less favorable than the benefits to which he would otherwise be entitled hereunder. It is the intent of this Agreement that in no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

3.9 Outplacement Assistance. Upon any termination of employment of the Employee other than for Cause within two years following a Change of Control, the Company shall provide to the Employee outplacement assistance by a reputable firm specializing in such services for the period beginning with the termination of employment and ending at the end of the second calendar year following the year in which the termination of employment occurred.

3.10 Certain Pre-Change-of-Control Terminations. Notwithstanding any other provision of this Agreement, the Employee’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by the Employee with Good Reason, if (i) the Employee’s employment is terminated by the Company without Cause prior to a Change of Control (whether or not a Change of Control actually occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change of Control, (ii) the Employee terminates his employment for Good Reason prior to a Change of Control (whether or not a Change of Control actually occurs) and the act, circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason and such termination or the act, circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change of Control and occurred after discussions with such Person regarding a possible Change-of-Control transaction commenced and such discussions produced (whether before or after such termination) either a letter of intent with respect to such a transaction or a public announcement of the pending transaction (whether or not a Change of Control actually occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, if the Employee takes the position that such sentence applies and the Company disagrees, the Company shall have the burden of proof in any such dispute.

3.11 No Longer a Specified Employee. If and to the extent that the Employee is not a “specified employee” under Section 409A at the time of a separation from service hereunder, the six-month waiting period for payment of benefits provided herein shall not be applicable and payment shall be made in a lump sum five business days following the date of termination of employment or in the case of reimbursement or gross-up payments, within the time periods provided in Sections 3.3(a)(iv) or 3.6 in compliance with Section 409A.

ARTICLE IV

MISCELLANEOUS

4.1 Binding Effect; Successors.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

(b) This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c) The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee.

(d) The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Employee.

(e) The obligations of the Company and the Employee which by their nature may require either partial or total performance after the expiration of the term of the Agreement shall survive such expiration.

4.2 Notices. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:

Tidewater Inc.

Pan-American Life Center

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

Attn:

If to the Employee, to:

[                        ]

Tidewater Inc.

Pan-American Life Center

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

or such other address as to which any party hereto may have notified the other in writing.

4.3 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws.

4.4 Withholding. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

4.5 Amendment, Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.

4.6 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

4.7 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

4.8 Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

4.9 Company’s Reservation of Rights. Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee’s status as an employee of the Company, or to change or diminish his status during the Employment Term, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.11 Section 409A. This Agreement is intended to comply with Section 409A and shall be construed and interpreted accordingly.

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed as of the Effective Date.

TIDEWATER INC.

By:

EMPLOYEE:

[ ]

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